Exhibit 10.1

DATED                                                                                                                                                                                                                                       November 22nd                                                                                                                                                                                                                                                1999

(1) CHECKPOINT SECURITY SERVICES LIMITED

- and

Nigel Savory

_____________________________

SERVICE AGREEMENT

_____________________________

THIS AGREEMENT is made on                                                                                                  1999

BETWEEN:

(1)	CHECKPOINT SECURITY SERVICES LIMITED a company registered in England and Wales with number 3693514 whose registered office is at Chatham Street, Reading Berkshire. RG47DH (“the Company”)

(2)	Nigel Savory (“the Manager”)

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement and the Schedule to this Agreement where it is appropriate in context singular words shall include the plural and vice versa.  Words defined below shall have the following respective meanings:

“the Appointment”	Means the employment of the Manager under the terms of this Agreement and the Schedule;

“the Business”
Means all activities undertaken by the Company and includes the design, development, sale and service of secure payment and document management systems and services, and whose products include electronic transfer systems, financial document management systems, related outsourcing services and security printing;

“Group”
Means the Company and all companies which are for the time being either a Holding Company of the Company or a Subsidiary or Associated Company of either the Company or any such Holding Company and Group Company shall be construed accordingly;

“Company”	Shall mean Checkpoint (Holdings) Limited.

“Associated Company”
in relation to a company means any company in which that company or any Holding Company of it is directly or indirectly beneficially interested in ten per cent or more of the relevant company’s issued ordinary share capital;

“Subsidiary Company” and “Holding Company”	Shall have the meanings ascribed by the Companies Act of 1985 or any statutory modification or re-enactment thereof;

“Salary”	Means the salary (excluding any bonus) payable to the Manager under clause 5.1.1 of this Agreement from time to time;

1.2	The headings in this Agreement are included for convenience only and shall not affect its interpretation or construction.

1.3	This Agreement shall be construed and governed by English Law and the parties submit to the exclusive jurisdiction of the English Courts.

1.4	References to any legislation shall be construed as references to legislation as from time to time amended re-enacted or consolidated.

1.5	References to clauses, the parties and the Schedule are respectively to clauses of and the parties and the Schedule to this Agreement.

1.6	Save as otherwise defined words and expressions shall be construed in accordance with the Interpretation Act of 1978.

2.	APPOINTMENT

2.1	The Company shall employ the Manager and the Manager shall be employed by the

Company in the capacity of Director of Security Print or in such other capacity as the Company from time to time reasonably directs and subject to the terms and conditions set out in this Agreement and its Schedule.

2.2	The Manager warrants that by entering into this Agreement he will not be in breach of any express or implied terms of any contract or of any other obligation binding upon him.

3.	TERM

3.1
The Appointment shall commence on the date of this Agreement and unless terminated in accordance with clause 10.6 or clause 15.1 of this Agreement shall continue until terminated by at least 6 months’ written notice given by the Company to the Manager or at least 6 months’ written notice given by the Manager to the Company.

3.2	The Appointment will terminate automatically upon the Manager reaching his 65th birthday.

3.3
The Company reserves the right to require the Manager to remain away from work for part or all of the applicable notice period set out in clause 3.1 in circumstances where either the Manager or the Company gives notice (“Garden Leave”).  Alternatively, the Company may require the Manager during part or all of such period to perform some only of his normal duties or different from his normal duties (but not being duties inappropriate to his status as Director of Security Print).  In that event, the Manager agrees to comply with all reasonable condition laid down by the Company during such time and whilst on full remuneration accepts that his duties of confidentiality and good faith continue to apply and (without prejudice to clause 4.2 below) that he is not permitted to work for any other person, firm, client, corporation or on his own behalf without the Company’s prior written consent (such consent not to be unreasonably withheld).

3.4	The Restricted Period (as defined in Clause 12) shall be reduced by any period of Garden Leave (up to a maximum of six months).

3.5
The Company reserves the right to terminate the Appointment without any notice or on notice less than that required by clause 3.1 provided that if it does so it will pay to the Manager a sum equal to, but no more than, the Salary in respect of that part of the period of notice in clause 3.1 which the Company has not given to the Manager together with a payment representing compensation for the loss of contractual benefits (including bonus) during that part of notice ungiven less any appropriate tax and other statutory deductions.

3.6	The Company may with the consent of the Manager (not to be unreasonably withheld) transfer the Agreement to any Group Company at any time.

4.	DUTIES

4.1	During the Appointment the Manager shall: -

4.1.1	be responsible directly, and report, to the Managing Director

4.1.2
be responsible for the conduct and management of Security Print operations within Checkpoint and shall additionally perform such duties and exercise such powers and functions as may from time to time be reasonably assigned to or vested in him by the Company whether relating to the Company or any Group Company;

4.1.3
unless prevented by ill health devote the whole of his time and attention endeavours and abilities to promoting the interests of the Group and shall not engage in any activity which may be or may become harmful to or contrary to the interests of the Group or which might reasonably be considered to interfere with the performance of his duties under this Agreement;

4.1.4
observe and comply with all lawful and reasonable requests, instructions, resolutions and regulations of the Company and give to the Company such explanations information and assistance as the Company may reasonably require;

4.1.5	carry out his duties in a proper loyal and efficient manner to the best of his ability and use his best endeavours to maintain, develop and extend the business of the Group;

4.1.6	perform such duties at such place or places in the United Kingdom or elsewhere as the Company shall decide;

4.1.7	travel within and outside the United Kingdom as may reasonably be required and work such hours as may be reasonably required for the proper performance of his duties;

4.2
During the Appointment the Manager shall not without the written consent of the Company (such consent not to be unreasonably withheld) be employed engaged or interested either directly or indirectly in any capacity in any trade business or occupation whatsoever other than the Business of the Company or the Group provided that the Manager shall not be prohibited from holding whether directly or indirectly up to 1% of the shares or stock of any class of any Company listed on a recognised stock exchange or the Alternative Investment Market.

4.3
Without prejudice to clause 4.2 during the Appointment the Manager shall promptly disclose to the Company any interest he has in any trade business or occupation which is similar to the Business of the Company or any Group Company whether or not such trade business or occupation is conducted for his profit or personal gain or that of any member of his family or household or any relative by marriage.

5.	REMUNERATION AND EXPENSES

5.1	During the Appointment:

5.1.1	the Company shall pay to the Manager a Salary at a rate of £42,500 per annum (or at such higher rate as may from time to time be agreed between the Company and the Manager);

5.1.2
in addition to the Salary outlined in 5.1.1 the Company shall pay to the Manager a bonus (the parameters for which will be agreed in advance for each financial year (those for the year 99/2000 having been set out in Schedule 2));

5.1.3
the Salary shall be deemed to accrue evenly from day to day over 365 days in each year and shall be payable in arrears by equal monthly instalments on or around the 25th of each month into a bank account nominated by him.

5.1.4	The Salary shall be reviewed annually on 1 May each year by the Company the first such review to take place on 1 May 2000.

5.2
The Company shall reimburse the Manager for all reasonable and authorised out of pocket expenses (including hotel and travelling expenses) wholly and necessarily incurred by the Manager in the discharge of his duties subject to the production of appropriate receipts or vouchers or such other evidence as the Company may reasonably require as proof of such expenses.

5.3	The Company shall reimburse the Manager for payment of professional association fees related to his employment.

5.4	The Manager shall be entitled to participate in any further bonus scheme of the Company that may be authorised by the Company from time to time at their sole discretion.

6.	CAR ALLOWANCE

6.1
During the Appointment the Company will provide the Manager with a BMW 523iSE auto motor vehicle, or such other motor vehicle agreed between the Manager and the Company in writing for his use and shall pay for the licensing insurance maintenance repair and servicing of such car and when necessary replacement thereof and for the cost of petrol and oil not required for its private use by the Manager.  Subject to such restrictions and upon such conditions (if any) as the Company may from time to time impose the Manager shall be entitled to use such car for his own private use.  The Company shall also provide the Manager with a car telephone for his sole business use and shall bear the cost of maintaining and repairing it.  On the termination of his employment hereunder the Manager shall promptly return or account for such car and failure to do so shall entitle the Company to withhold any outstanding monies due from the Company to the Director up to the value of the car.  The Manager shall at all times take good care of the car and procure that it is kept in a roadworthy condition, that the provisions and conditions of the policy of insurance relating thereto are observed and that such policy is not rendered void or voidable.

6.2
The Manager may elect to take a payment of ₤700 per month (inclusive of VAT, car tax and all other costs) in lieu of the company car under clause 6.1 by notice to the Company prior to such company car being provided by the Company or the time the Company would replace the company car in accordance with the rules of Company’s car scheme from time to time.

7.	INSURANCE BENEFITS

7.1	The Company shall provide the Manager with the following insurance benefits particulars of which may be obtained from the Company Secretary:-

7.1.1
private medical expenses insurance for himself and his wife and his children under the age of 25 in accordance with the arrangements made between the Company and such reputable insurer as the Company may decide from time to time and subject to the terms and conditions applicable to any such insurance provided such benefits made available shall be broadly comparable to the benefits enjoyed by the Manager and his family members immediately prior to the date of this Agreement;

7.1.2
life insurance at a rate 4 times the Salary in accordance with arrangements made between the Company and such reputable insurer as the Company may decide from time to time and subject to the terms and conditions applicable to any such insurance;

7.1.3
permanent health insurance in accordance with the arrangements made between the Company and such reputable insurer as the Company may decide from time to time and subject to the terms and conditions applicable to any such insurance provided such benefits made available shall be broadly comparable to the benefits enjoyed by the Manager and his family members immediately prior to the date of this Agreement.

8.	PENSION

Shall be paid in accordance with Schedule 2.

9.	HOLIDAYS AND HOLIDAY PAY

9.1
In addition to the normal bank and public holidays the Manager shall be entitled to 20 working days’ paid holiday during each calendar year to be taken at such time as may be convenient to the Company and as are approved in advance by the Company.

9.2	In the calendar year in which the Appointment commences or terminates the Manager shall be entitled to 2 days’ holiday for each completed month of service.

9.3
Upon termination of the Appointment the Manager shall subject to Clause 10.7 below if appropriate either be entitled to salary in lieu of any outstanding holiday entitlement or be required to repay to the Company any salary received in respect of holiday taken in excess of his proportionate holiday entitlement and any sums repayable by the Manager may be deducted from any outstanding Salary or other payments due to the Manager.

9.4	The Company reserves the right to require the Manager to take any accrued but unused holiday entitlement during any period of notice given to terminate the Appointment.

9.5	Holidays not taken in any calendar year may not be carried forward without the prior consent of the Company.

9.6	The Manager shall be entitled to participate in any travel insurance scheme established for the benefit of employees from time to time.

9.7	The Manager shall be entitled to participate in any bonus holiday scheme in force from time to time.

10.	SICKNESS AND ABSENCE

10.1
If the Manager is prevented by illness, injury, accident or other incapacity or other circumstances beyond his control from properly fulfilling his duties under this Agreement he shall immediately notify the Company Secretary and inform him of the reason for his absence.

10.2
Each time the Manager is absent from work he shall provide evidence to the Company if requested by it of the reason for such absence.  In the case of illness or injury lasting for seven or more consecutive days, the Manager shall provide a doctor’s certificate on the seventh day of illness or injury and weekly thereafter.

10.3
Subject to compliance with the provisions of clauses 10.1 and 10.2 above if the Manager is at any time prevented by illness , accident or other incapacity from properly carrying out his duties under this Agreement he shall be paid in accordance with the Company Sickness policy:-

10.4
The Company shall be entitled to deduct from the Salary or such remuneration any statutory sick pay to which the Manager may be entitled under the provisions of the Social Security and Housing Benefits Act of 1982 and/or any other sickness or injury benefits otherwise recoverable by or payable to the Manager.  For statutory sick pay purposes the Manager’s qualifying days shall be his normal working days.

10.5
The Manager agrees that at any time during the Appointment he will consent if required by the Company, to a medical examination by a medical practitioner appointed by the Company at its expense and shall authorise such medical practitioner to disclose to and discuss with the Company Secretary the results of any such medical examination.

10.6
If the Manager shall at any time be incapacitated or prevented by illness or injury or accident or any other circumstances beyond his control (such incapacity or prevention being referred to below as “Incapacity”) from discharging his duties under this Agreement for a total of 26 or more weeks in any 12 consecutive calendar months the Company may by notice in writing to the Manager given at any time during the period of Incapacity terminate the Appointment immediately without compensation or on such future dates as may be specified in the notice.

10.7
If the Incapacity has been caused by the action of a third party in respect of which damages are or may be recoverable the Manager shall immediately notify the Company Secretary of that fact and shall receive the payments referred to Clause 9.3 above as loans by the Company to the Manager (notwithstanding that as an interim measure income tax that has been deducted from such payments as if they were emoluments of employment) and shall repay such loans when and to the extent that the Manager recovers compensation for loss of earnings from that third party by action or otherwise.

11.	CONFIDENTIAL INFORMATION

11.1
The Manager shall not at any time during the Appointment nor at any time after its termination except in the proper performance of his duties or with the express written consent of the Company directly or indirectly use (including use for his own purposes), or allow either directly or through the failure to exercise due care and attention or disclose or permit to be disclosed, trade secrets or confidential information relating to the Company or any Group Company or the Company’s or any Group Company’s agents, customers, prospective customers or suppliers.

11.2
For the purposes of clause 11.1 confidential information shall include any information relating to the Business and/or the financial affairs of the Company or any Group Company or the Company’s or Group’s agents customers, prospective customers or suppliers and in particular shall include:

11.2.1
the business methods and information of the Company and any Group Company (including prices charged, discounts given to customers or obtained from suppliers, product development, marketing and advertising programmes, costings, budgets, turnover, sales targets or other financial information);

11.2.2	lists and particulars of the Company’s and any Group Company’s suppliers and customers and the individual contacts at such suppliers and customers;

11.2.3	details and terms of the Company’s and any Group Company’s agreements with suppliers and customers;

11.2.4	secret manufacturing or production processes and know-how employed by the Company and any Group Company or their suppliers;

11.2.5	confidential details as to the design of the Company’s and any Group Company’s or their suppliers’ products and inventions or developments relating to future products;

whether or not in the case of documents or other written materials they are or were marked as confidential and whether or not, in the case of other information, such information is identified or treated by the Company or any Group Company as being confidential.

11.3
The Manager shall not be restrained from disclosing any confidential information which he is authorised to disclose by the Company or which had entered the public domain unless it enters the public domain as a result of an unauthorised disclosure by the Manager or an authorised disclosure for an unauthorised purpose by the Manager or anyone else employed or engaged by the Company or any Group Company.

11.4
The termination of this Agreement or the Appointment howsoever caused shall not operate to terminate the provisions of this clause 11 which shall remain in full force and effect and be binding on the Manager.

12.	RESTRICTIVE COVENANTS

12.1
The Manager acknowledges that he has or will in the course of the Appointment have acquired or acquire confidential information, trade secrets and knowledge about the business, operations, clients and connections of the Company and the Group and agrees to enter into the restrictions in this clause for the purpose of protecting those interests of the Company and the Group.

12.2
The Manager shall not without the prior written consent of the Company (such consent not to be unreasonably withheld) for a period of 12 months after the termination of the Appointment (“Restricted Period”), whether as principal or agent, and whether alone or jointly with or as a director, manager, partner, shareholder, employee or consultant or any other person directly or indirectly.

12.2.1
solicit or canvass the custom of any person firm or company who during the 12 months prior to the termination of the Appointment was a customer or potential customer of the Company and/or any Group Company and (in the case of a customer) from whom he had obtained business or to whom he had provided services on behalf of the Company and/or any Group Company or with whom he had personal dealings or (in the case of a potential customer)with whom he had dealt with a view to obtaining business;

12.2.2
deal with any person, firm or company who during the 12 months prior to the termination of the Appointment was a customer or potential customer of the Company and/or Group Company and (in the case of a customer) from whom he had obtained business or to whom he had provided services on behalf of the Company and/or Group Company or with whom he had personal dealings or (in the case of a potential customer) with whom  he had dealt with a view to obtaining business;

12.2.3
within the United Kingdom set up, carry on, be employed in, provide services to, be associated with, or be engaged or interested in, whether as director, employee, principal, agent or otherwise save as a shareholder of not more than 1% of any public company whose shares are quoted on any recognised Stock Exchange or the Alternative Investment Market, any business which is or is intended or about to be similar to or competitive with the Business carried on by the Company or any Group Company at the date of termination of the Appointment and with which the Manager was concerned or for which the Manager had management responsibilities at any time during the 12 months immediately preceding the termination of the Appointment;

12.2.4
employ, or offer to employ, or attempt to employ, or entice away, or enter into partnership with, or attempt to enter into partnership with, any employee of the Company or any Group Company who was employed by the Company or any Group Company at the time of the termination of the Appointment provided that this restriction shall only apply to persons whom the Manager has managed or with whom he has worked at any time during the 12 months immediately preceding the termination of the Appointment and shall not include clerical administrative and secretarial staff;

12.2.5
endeavour to impair in any way the relationship between any supplier to or customer or client of the Company or Group Company and the Company and any Group Company provided that references to customers clients or suppliers shall only refer to those persons with whom the Manager has had personal dealings or for whom the Manager had management responsibilities.

12.3
The restrictions contained in this clause are considered by the parties to be reasonable in all the circumstances.  Each sub clause constitutes an entirely separate and independent restriction and the duration, extent and application of each of the restrictions are no greater than is necessary for the protection of the interests of the Company and any Group Company.

12.4
The Manager agrees that the restrictions in this clause 12 are no wider or more restrictive than is reasonable necessary for the protection of the Company’s legitimate business interests and further that the effect of those restrictions is not such as to prevent the Manager from earning a living.

12.5
At no time after the termination of the Appointment shall the Manager directly or indirectly represent himself as being interested in or employed by or in any way connected with the Company or any Group Company, other than as a former employee of the Company.

12.6
The Manager and the Company agree that the Manager either alone or jointly may expand the business carried on by the Company in accordance with business plans and projections or otherwise.  To ensure the ongoing protection of the Company’s legitimate business interests the Company reserves the right to make such variations to clause 12 as may be necessary to adequately protect the expanded business as and when it may be necessary.

13.	DESIGNS AND INVENTIONS

13.1
All designs, inventions, programs discoveries or improvements (“Designs and Inventions”) conceived or made by the Manager during the course of or arising out of the Appointment (whether alone or together with any other person or persons) and which concern or are applicable to products or articles manufactured or sold by or to services provided by the Company and/or any Group Company shall be the exclusive property of the Company or such Group Company as the Company directs.

13.2	Any such Designs and Inventions shall be disclosed to the Company whether conceived apprehended or learned by the Manager during the course of or after the termination of the Appointment.

13.3	The Manager shall at all times whether during the course of and after the termination of the Appointment:

13.3.1
not without the prior written consent of the Company apply for any patent or design registration as the case may be either in the United Kingdom, the United States of America or in any other part of the world for any Designs and Inventions conceived or made by him;

13.3.2
if and whenever required by the Company to do so (and in such manner as the Company shall in its sole discretion decide) apply as a nominee of or jointly with the Company for patent or design registration in the United Kingdom and as the Company may require any other part of the world for any Designs and Inventions conceived or made by him and shall sign all such documents and do all such things as may be necessary effectively to vest all applications at any time and from time to time pending and all resulting patents and design registration when granted and all right title and interest to and in the same in the Company absolutely as sole beneficial owner or as the Company may require;

13.3.3
upon demand by the Company sign all such documents execute all such deeds and do all such things as may be necessary for the purpose of obtaining patent or design registration for any Designs and Inventions in any country in the world and for effectively vesting all and any such patents and design registration in the Company as sole beneficial owner or as the Company may require.

13.4
The Manager irrevocably appoints and authorises the Company to act as his attorney and agent for the purpose of executing and/or signing all or any such documents as may be required to give the Company (and/or its nominee and/or assignee) the full benefit of the provisions of this Clause.

13.5	The Company shall pay all expenses in connection with any application for patent or design registration made by the Manager as nominee for or jointly with the Company pursuant to this Clause.

13.6
The Company shall indemnify the Manager against all liabilities to third parties in connection with or arising out of all and any applications and all and any resulting patents and design registrations which may be granted if and to the extent that any such liabilities arise from the act or default of the Company.

13.7
It shall be presumed (but subject to proof to the contrary) that the subject matter of any application for a patent or design registration filed by the Manager or any assignee or agent of the Manager within 12 months after the termination of the Appointment and relating to goods or services of a kind with which the Manager was concerned in the course of his duties is a Design or Invention made by the Manager during the currency of the Appointment.

14.	COPYRIGHT

14.1
The entire copyright and all similar rights (including further copyright, the right to register trade marks or service marks and the right to register designs and design rights) throughout the world in works of any description produced by the Manager in the course of or in connection with his employment (“Works”) (whether alone or together with any other person) will vest in and belong to the Company absolutely throughout the world for the full periods of protection available in law including all renewals and extensions.

14.2
The Manager will (both during and after the termination of his employment) at the Company’s request and expense anywhere in the world and at any time promptly do everything (including executing documents) that may be reasonably required by the Company to assure, defend or protect the rights of the Company in all Works.

14.3
For the purposes of clauses 13 and 14, the Manager hereby irrevocably and unconditionally waives in favour of the Company the moral rights conferred on him by Chapter IV Part 1 of the Copyright Designs and Patents Act 1988 in respect of any Designs and Inventions or Works in which the copyright is vested in the Company under clause 13, this clause 14 or otherwise.

15.	TERMINATION

15.1	The Appointment may be terminated with immediate effect by the Company by written notice if the Manager shall at any time:

15.1.1	commit any material breach of the terms of this Agreement or repeats, (after warning) any breach of this Agreement; or

15.1.2	be guilty of any serious misconduct or (after 3 written warnings) willful neglect in the discharge of his duties under this Agreement; or

15.1.3	be adjudicated bankrupt or make any arrangement or composition with his creditors; or

15.1.4
be convicted of any criminal offence (except a road traffic offence not involving a custodial sentence) which in the reasonable opinion of the Company materially and/or adversely affects his ability to continue in office as an employee or officer of the Company (including bringing himself or the Company into disrepute); or

15.1.5	commits an act of fraud or material dishonesty;

15.1.6	become of unsound mind, or becomes a patient for any purpose of any stature relating to mental health;

15.1.7	commit any act of deliberate discrimination or harassment on rounds of race, religion, creed, sex or disability;

15.1.8
commit any other act warranting summary termination at common law including (but not limited to) any act justifying dismissal without notice in the terms of the Company’s generally applicable disciplinary rules (receipt of a copy of which the Manager hereby acknowledges);

15.1.9	be guilty of any serious breach or non-observance of any provisions of the Investment Agreement.

15.2
In the event of termination under clause 15.1 the Company shall not be obliged to make any further payment to the Manager except such Salary (including bonus) as shall have accrued at the date of termination.

15.3	Upon termination of the Appointment:

15.3.1
the Manager shall immediately return to the Company all correspondence, documents, papers, memoranda, notes, records, such as may be contained in magnetic media or other forms of computer storage, videos, tapes (whether or not prepared or produced by him) and any copies thereof charge and credit cards and all other property belonging to the Company which may be in the Manager’s possession or under his control;

15.3.2	the Manager shall if requested send to the Company Secretary a signed statement confirming that he has complied with sub-clause 15.3.1 above.

15.4	The Manager shall not at any time after the termination of the Appointment represent himself as being in any way connected with or interested in the Business of the Company or the Group.

15.5
The Manager expressly agrees that the Company may make such deductions from Salary or other payments due on the termination of or during the Appointment as may be necessary to reimburse the Company against any liability of the Manager to the Company.

15.6
Upon notice to terminate the Appointment being given by the Company or the Manager in accordance with clause 3.1 of this Agreement then at any time after such notice is given by the Company or the Manager if requested by the Company the Manager will:

15.6.1	immediately return to the Company all documentation including any copies articles or property in his possession custody or control belonging to the Company or any Group Company;

15.6.2	immediately return to the Company all documentation or articles which contain records of confidential information concerning the Business of the Company or any Group Company;

15.6.3	not during the notice period contact or deal with customers suppliers or employees of the Company or any Group Company;

15.6.4	not unless otherwise requested during the notice period enter onto the premises of the Company or any Group Company without the prior written consent of any Director of the Company;

15.7	Upon notice to terminate the Appointment being given by the Company or the Manager in accordance with clause 3.1 of the Agreement, the Manager will resign immediately as a Director of the Company.

PROVIDED THAT during the notice period the Company will continue to pay and/or make available the Salary and other contractual benefits under this Agreement.

15.8	For the avoidance of doubt the Manager and the Company agree that:

15.8.1
the Manager’s other duties and obligations whether contractual or otherwise which are not inconsistent with the terms of this Agreement shall continue in full force and effect during the notice period; and

15.8.2	the Company has no duty to provide the Manager with work during the notice period.

16.	MISCELLANEOUS

16.1
The Manager shall pay and fully indemnify the Company against all income tax payable by the Company on his behalf by reason any of the benefits received by the Manager in connection with the Appointment.  The Company shall be entitled to make deductions from the Salary or other payments due to the Manager to satisfy any such income tax liability.

16.2
Notices may be given by either party by letter or telefacsimile message addressed to the other party at (in the case of the Company) its registered office for the time being and (in the case of the Manager) his last known address and any such notice given by letter shall be deemed to have been given at the time at which the letter would be delivered by First Class post.

16.3
The Manager acknowledges and warrants that there are no agreements or arrangements whether written or implied between the Company and any other Group Company and the Manager relating to the employment of the Manager other than those expressly set out or referred to in this Agreement (which expressly supersedes all previous arrangements between the Company or any other Group Company and the Manager as to the employment of the Manager) and that the Manager is not entering into this Agreement in reliance upon any representation not expressly set out in this Agreement.

 IN WITNESS whereof the parties have executed this Agreement as a deed on the date of this Agreement.

SIGNED and Delivered as a deed by             )

                                                                             )

CHECKPOINT SECURITY SERVICES       )                /s/ Peter Fortune

LIMITED                                                                             Director

                                                                                  /s/ Steven Cutler

                                                                                              Director/Secretary

SIGNED and Delivered as a deed by              )

                                                                              )

MANAGERS NAME                                         )                 /s/ Nigel Savory

in the presence of: -                                                             Managers Name

/s/ Tony White

50 Woodcote Way

Caversham

Reading